                            Exhibit 99.1

JLL Income Property Trust
Acquires 4-Building Suburban Atlanta Distribution Center

Chicago (Dec. 7, 2021) – JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with $5.5 billion in portfolio assets, today announced the acquisition of Friendship Distribution Center, a newly constructed, four-building industrial portfolio totaling nearly 650,000 square feet. The Class A properties are located in the Atlanta suburb of Buford, Georgia, home to the premier Northeast Atlanta industrial submarket. The purchase price was $95 million.

“Friendship Distribution Center’s location in Atlanta’s Northeast submarket, high quality new construction and proximity to irreplaceable transportation infrastructure makes this an excellent portfolio fit for us as we continue to execute on our strategy of increasing our allocation to core industrial assets,” said Allan Swaringen, JLL Income Property Trust President and CEO. “Given this property’s strong tenant profile and exceptional location, this acquisition aligns well with our overall strategic objectives.”

JLL Income Property Trust’s aggregate industrial allocation is now over $1.6 billion of industrial holdings in 54 properties across 13 key markets, representing the second largest property type allocation in the portfolio.

Friendship Distribution Center is in an “A” location, with immediate proximity to Interstate 985, the major highway in the Northeast Atlanta submarket. Its strategic location provides access to the entire Eastern seaboard within a one to two-day drive.

Friendship Distribution Center is 96 percent leased to five tenants, with a weighted average lease term of approximately six years. According to LaSalle Research & Strategy, Atlanta is the fourth largest industrial market in the U.S. with more than 660 million square feet of space. The market set an absorption record in the second quarter of 2021 of 8.6 million square feet, bringing vacancy down to just 5 percent. The Northeast submarket specifically saw 2.1 million square feet of net absorption in the second quarter, the highest of any submarket in the Atlanta metro area, accounting for 24 percent of total absorption.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that brings to investors a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About Jones Lang LaSalle Income Property Trust, Inc. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing apartment, industrial, office and grocery-anchored retail properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages approximately $76 billion of assets in private and public real estate property and debt investments as of Q3 2021. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open- and closed-end funds, public securities and entity-level investments. For more information, please visit http://www.lasalle.com.

Valuations, Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.

Contacts:

Scott Sutton
LaSalle Investment Management
Telephone: +1 224 343 5538
Email: scott.sutton@lasalle.com

Doug Allen
Dukas Linden Public Relations
Telephone: +1 646 722 6530
Email: JLLIPT@DLPR.com

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